Exhibit 99.1
NEWS RELEASE
For Immediate Release:
September 1, 2020

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES ELECTION OF
DWAYNE WILSON TO ITS BOARD OF DIRECTORS

THE WOODLANDS, TX – September 1, 2020 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced the election of Dwayne Wilson to its Board of Directors, enlarging the Board to eight members, effective immediately.

Mr. Wilson has 40 years of experience in the construction industry, as both an executive and a board member. Prior to his retirement in 2016, Mr. Wilson spent his entire 36-year career at Fluor Corporation, where he was most recently a Senior Vice President, reporting to the Chairman and CEO on various strategic initiatives. Mr. Wilson began his Fluor senior executive service in 2000 as Executive Director reporting to the Chairman where he worked on matters of Board governance, investor relations, annual budgeting and strategic planning. He began his career with Fluor in 1980.

Mr. Wilson earned a Bachelor of Science in Civil Engineering from Loyola Marymount University. He has also completed Dartmouth’s Tuck School of Business Executive Program and Thunderbird School of Global Management’s Executive Education Program.

“The entire Sterling Construction Board is extremely pleased to welcome Dwayne as our newest director,” said Sterling’s Chief Executive Officer, Joe Cutillo. “His extensive background and experience in the construction industry in both an executive and board capacity makes him a valuable addition to our Board. His expertise in not only project execution, but also corporate governance, make us very confident that he will be a great asset to Sterling in the years to come. We are very much looking forward to beginning our working relationship.”

Sterling Construction Company, Inc., a Delaware corporation, is a construction company that has been involved in the construction industry since its founding in 1955. The Company operates through a variety of subsidiaries within three operating groups specializing in heavy civil, specialty services, and residential projects in the United States (the “U.S.”), primarily across the southern U.S., the Rocky Mountain States, California and Hawaii, as well as other areas with strategic construction opportunities. Heavy civil includes infrastructure and rehabilitation projects for highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems. Specialty services projects include construction site excavation and drainage, drilling and blasting for excavation, foundations for multi-family homes, parking structures and other commercial concrete projects. Residential projects include concrete foundations for single-family homes.

Contact: Sterling Construction Company, Inc. Ron Ballschmiede, Chief Financial Officer 281-214-0800	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Mike Gaudreau 212-836-9620